                                                                    Exhibit 11.01

                                   Canmax Inc.
                        Computation of Earnings per Share

                                  Three Months Ended                     Six Months Ended
                            April 30, 1997   April 30, 1996       April 30, 1997    April 30, 1996

Primary earnings (loss)
per share:

Net income (loss)           $     300,907    $   (721,839)        $     659,266     $    (554,148)

Weighted average common
shares                          5,048,782       4,970,674             5,030,528         4,952,824

Shares issued upon assumed
exercise of stock options
and warrants                    1,780,723               -             1,689,829                 -

Shares assumed repurchased       (204,019)              -              (102,010)                -

Weighted average common and
common equivalent shares        6,625,486       4,970,674             6,618,348         4,952,824

Earnings (loss) per common
and common equivalent share $         .05    $       (.15)        $         .10     $        (.11)


Fully diluted earnings
(loss) per share:

Net income (loss)           $     300,907    $   (721,839)        $     659,266     $    (554,148)

Weighted average common
shares                          5,048,782       4,970,674             5,030,528         4,952,824

Shares issued upon
assumed exercise of stock
options and warrants            1,780,723               -             1,689,829                 -

Shares assumed repurchased       (204,019)              -              (102,010)                -

Weighted average common
and common equivalent
shares                          6,625,486       4,970,674             6,618,348         4,952,824

Earnings (loss) per common
and common equivalent
shares                      $         .05    $       (.15)        $         .10     $        (.11)


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